Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM ANNOUNCES FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS AND PENDING ACQUISITION OF MATTRESS GIANT

—    Net Sales Increased 47.9% in the Fourth Quarter  —

—    Fourth Quarter Comparable-Store Sales Increased 24.8% —

—    Expanded Store Count By 13.9% in the Fourth Quarter —

—    Acquisition of Mattress Giant in 2012 Will Make Mattress Firm the Largest U.S. Specialty Sleep Retailer —

—    Provides Financial Guidance For 2012 —

HOUSTON, April 10, 2012 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (NASDAQ: MFRM) today announced its financial results for the fiscal fourth quarter (13 weeks) and fiscal year (52 weeks) ended January 31, 2012.

Fourth Quarter Highlights

•        Gross profit increased 61.2% to $75.9 million

•        Adjusted EBITDA increased 56.3% to $25.5 million

•        Opened 41 stores

•        Completed acquisition of 55 specialty mattress stores from Mattress Giant

“We completed fiscal year 2011 with great momentum, producing our highest quarterly sales and comparable-store sales growth in the fourth quarter and accentuating the strong financial results experienced throughout the year,” stated Steve Stagner, Mattress Firm’s chief executive officer.  “Our results for the year, driven by solid comparable-store sales growth that has continued for the past two years, reflect the strength and expanding appeal of our brand, customer loyalty, and benefits we derive from selling the leading brands in the bedding industry.  In addition, we are encouraged by the consistent sales increases reported by the bedding industry as we believe pent-up consumer demand and product innovations are driving customers into the market.”

Fiscal Fourth Quarter Results

Net income was $17.4 million for the fourth quarter of fiscal year 2011, including a $3.8 million pre-tax loss on early extinguishment of debt in connection with the initial public offering in November 2011 and an after-tax deferred tax benefit of $14.2 million resulting from the release of the valuation allowance on deferred tax assets.  Earnings per diluted share (“EPS”) were $0.56 in the fourth quarter of fiscal year 2011 as compared with EPS of $(0.07) in the fourth quarter of fiscal year 2010.

Net sales increased $61.1 million or 47.9% to $188.6 million in the fourth quarter of fiscal year 2011 from $127.5 million in the fourth quarter of fiscal year 2010.  The increase in net sales was the result of comparable-store sales growth of 24.8%, adding $30.6 million in net sales, and incremental net sales of $32.0 million from the opening of new stores and acquired stores prior to their inclusion in comparable-stores sales results, with such increases offset by a reduction in net sales of $1.5 million related to closed stores.

The Company opened 41 new stores and added 55 stores acquired from Mattress Giant Corporation (“Mattress Giant”) in the fourth quarter of fiscal year 2011, while closing seven stores, bringing the total Company-operated stores to 729 as of January 31, 2012.

5815 Gulf Freeway • Houston, TX • 77023 • Phone: 713-923-1090 • Fax: 713-923-1096

Gross profit increased 61.2% to $75.9 million in the fourth quarter of fiscal 2011 at a gross profit margin of 40.2% as compared to a 36.9% gross profit margin for the fourth quarter of fiscal 2010.  The 330 basis improvement in gross profit margin was primarily as a result of increasing leverage over occupancy and operating costs due to improving sales per store.

Income from operations increased 177.7% to $15.3 million in the fourth quarter of fiscal 2011, compared to the same period of the prior year.  As a percentage of sales, income from operations improved 380 basis points to 8.1% from 4.3%.  The improvement over the prior year resulted primarily from the improvement in gross profit and reduction of loss on store closings and impairment of store assets, which was offset slightly by expected increases in sales and marketing expense.

Earnings before interest, taxes, depreciation and amortization and other adjustments (“Adjusted EBITDA”) increased 56.3% to $25.5 million in the fourth quarter of fiscal year 2011, compared to $16.3 million in the same period of fiscal year 2010.  Adjusted EBITDA as a percentage of sales improved 73 basis points to 13.5% from 12.8%.  See “Non-GAAP Financial Measures” below for a reconciliation of Adjusted EBITDA to net income.

Full Fiscal Year Results

Net income was $34.4 million for fiscal year 2011, including a $5.7 million pre-tax loss on early extinguishment of debt retired in advance of, and in connection with, the completion of the initial public offering in November 2011 (including $3.8 million in the fourth quarter) and an after-tax deferred tax benefit of $20.1 million resulting from the release of the valuation allowance on deferred tax assets during fiscal year 2011 (including $14.2 million in the fourth quarter).  EPS was $1.40 in fiscal year 2011 as compared with EPS of $0.02 in fiscal year 2010.

Net sales increased $209.8 million or 42.5% to $703.9 million in fiscal year 2011 from $494.1 million in fiscal year 2010 (52 weeks ended February 1, 2011).  The increase in net sales was the result of comparable-store sales growth of 20.5%, adding $99.0 million in net sales, and incremental net sales of $116.4 million from the opening of new stores and acquired stores prior to their inclusion in comparable-stores sales results, with such increases offset by a reduction in net sales of $5.6 million related to closed stores.

During fiscal year 2011, the Company opened 106 new stores and added 55 stores acquired from Mattress Giant in the fourth quarter of fiscal year 2011, while closing 24 stores.

Income from operations increased 87.8% to $60.5 million, compared to the same period of the prior year.  As a percentage of sales, income from operations improved 207 basis points to 8.6% from 6.5%.  The improvement over the prior year resulted primarily from the improvement in gross profit, which was offset slightly by expected increases in sales and marketing expense.

Pro forma net income and pro forma EPS for fiscal year 2011, as adjusted to give effect to the initial public offering that was completed in November 2011, including the application of the net proceeds therefrom and the conversion of certain portions of outstanding debt into shares of the Company’s common stock in connection with the completion of the offering, was $51.6 million and $1.53, respectively.  See “Unaudited Pro Forma Consolidated Statement of Operations” for more information.  The pro forma results include the after-tax deferred tax benefit of $20.1 million described above.

Adjusted EBITDA increased 53.2% to $87.5 million for fiscal year 2011, compared to $57.1 for fiscal year 2010.  Adjusted EBITDA as a percentage of sales improved 87 basis points to 12.4% from 11.6%.  See “Non-GAAP Financial Measures” below for a reconciliation of Adjusted EBITDA to net income.

The Company generated $81.7 million of operating cash flow during fiscal year 2011 as compared with $42.4 million during fiscal year 2010.

Pending Acquisition of Mattress Giant

The Company today announced the signing of a purchase agreement for all of the equity interests of Mattress Giant for approximately $47 million in cash, subject to customary purchase-price and certain other adjustments.  The Company expects that the transaction, which remains subject to customary closing conditions, will be completed during its fiscal second quarter ending July 31, 2012.  The Company expects to fund the purchase price from cash reserves.

In a separate transaction described under “Fiscal Fourth Quarter Results” above, the Company acquired 55 stores from Mattress Giant in the Atlanta, St. Louis and Minneapolis markets in November 2011, and has substantially completed the integration of those stores.  Upon closing of the pending acquisition, the Company expects to operate approximately 180 additional Mattress Giant specialty retail stores in Texas and Florida, which represent the two largest states in which Mattress Firm currently operates.  The stores are located in seven metropolitan markets including Miami, Naples/Ft. Myers, Orlando, Tampa and Jacksonville in Florida and Houston and Dallas in Texas, all representing markets where Mattress Firm currently operates a total of 240 stores.

The acquisition is expected to advance the Company’s market-level profitability model that is centered on the benefits of increasing its “relative market share” in a given market.  Currently, the Mattress Giant stores are generating sales per store that, on average, are approximately 75% of Mattress Firm’s average.  The Company believes that the incremental sales and store-level contribution attributable to the acquired stores, once rebranded as Mattress Firm stores, will support the Company’s ability to increase the advertising spend in each of the markets, which is expected to drive sales increases in both the acquired and existing Mattress Firm stores.  This strategy is expected to provide sales increases, greater leverage over market-level costs and improved market-level profitability.

The Company expects to rebrand substantially all of the Mattress Giant stores as Mattress Firm at an average cost of approximately $80,000 to $85,000 per store in a two-step process (including cost of Mattress Firm floor samples).  Initially after transaction closing:

•                  all stores will be merchandised with Mattress Firm’s product offerings and its unique “Comfort by Color®” merchandising approach;

•                  Mattress Giant employees will be trained and educated in Mattress Firm’s selling programs; and,

•                  Mattress Firm’s point of sale systems will be implemented and temporary Mattress Firm signage will be installed.

The Company expects that the initial rebranding will allow the acquired stores to benefit from the significant advertising investment and Mattress Firm brand presence in these markets throughout the upcoming 2012 peak summer selling season.  After Labor Day, permanent signing as well as renovations required to bring all the stores, except those that will close, up to Mattress Firm’s standards will be undertaken and are expected to be substantially complete by the start of fiscal year 2013.

“We are extremely excited about the pending acquisition of Mattress Giant and the further advancement of our relative market share in several of our largest markets,” commented Steve Stagner.  “We have a consistent track record of supplementing our organic growth with opportunistic acquisitions.  By acquiring these stores, which historically have represented the best performing locations in Mattress Giant’s system, we immediately strengthen our ability to capture additional sales and better serve the consumer. We expect that through the implementation of Mattress Firm’s operating and marketing model these stores will meaningfully contribute to our long-term creation of shareholder value.”

Financial Guidance

The Company is issuing guidance for net sales and EPS for the fiscal year (52 weeks) ending January 29, 2013 (“fiscal year 2012”).  Such guidance includes the expected closing of the Mattress Giant acquisition during the second quarter of fiscal year 2012 (and prior to the upcoming Memorial Day weekend).  Net sales are expected to be in the range from $1.03 billion to $1.06 billion based on opening approximately 100 new stores and comparable-store sales growth of 10.0% to 12.0%.  Such net sales guidance includes the addition of stores to be acquired from Mattress Giant, which are expected to generate fiscal year 2012 sales in the range of $90 million to $95 million.  The Company currently expects EPS for fiscal year 2012 in the range of $1.40 to $1.48 per diluted share.  Such EPS guidance for fiscal 2012 includes estimated nonrecurring direct transaction and integration costs of the pending Mattress Giant acquisition that are estimated to have a total per diluted share effect of $0.17 to $0.19, consisting of $0.11 to $0.13 in the second quarter, $0.04 to $0.05 in the third quarter and $0.02 in the fourth quarter.  The Company expects that the Mattress Giant acquisition will be accretive to EPS for the fiscal year (52 weeks) ending January 28, 2014 (“fiscal year 2013”) by $0.25 to $0.35 per dilutive share as a result of expected increases in sales volumes of the rebranded Mattress Giant stores as they achieve closer parity with existing Mattress Firm stores.

In connection with the acquisition of Mattress Giant, Barclays is acting as financial advisor to Mattress Firm.

Call Information

A conference call to discuss fourth quarter and full year results is scheduled for today, April 10, 2012, at 5:00 p.m. ET.   The call will be hosted by Steve Stagner, president and chief executive officer, and Jim Black, chief financial officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants from within the U.S. may dial (877) 407-3982, and participants from outside the U.S. may dial (201) 493-6780.  Participants may also access the call via live webcast by visiting the Company’s investor relations Web site at www.mattressfirm.com.

The replay of the call will be available from approximately 8:00 p.m. Eastern Time on April 10, 2012 through midnight Eastern Time on April 24, 2012.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 391348.  The archive of the webcast will be available on the company’s Web site for a limited time.

Net Sales and Store Unit Information

The components of the net sales increase were as follows (in millions):

	Increase (decrease) in net sales
	13 Weeks
	Ended
	January 31,
	2012	Fiscal 2011
Comparable-store sales	$30.6	$99.0
New stores	24.9	83.4
Acquired stores	7.1	33.0
Closed stores	(1.5)	(5.6)
	$61.1	$209.8

The activity with respect to the number of Company-operated store units was as follows:

	13 Weeks
	Ended
	January 31,
	2012	Fiscal 2011
Store units, beginning of period	640	592
New stores	41	106
Acquired stores	55	55
Closed stores	(7)	(24)
Store units, end of period	729	729

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are “forward-looking statements” within the meaning of applicable federal securities laws and regulations. In many cases, you can identify forward-looking statements by terminology such as “may,” “would,” “should,” “could,” “forecast,” “feel,” “project,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue” or the negative of these terms or other comparable terminology;  however,  not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release, such as those relating to our net sales and EPS for fiscal year 2012 and the net sales and EPS effect for fiscal years 2012 and 2013 of the expected completion of our acquisition of Mattress Giant and the integration of Mattress Giant operations into ours, are subject to various risks and uncertainties, including but not limited to downturns in the economy and a reduction in discretionary spending by consumers; our ability to profitably open and operate new stores; our relationship with our primary mattress suppliers; our dependence on a few key employees;  the possible impairment of our goodwill or other acquired intangible assets; the effect of our planned growth and the integration of our acquisitions on our business infrastructure; the impact of seasonality on our financial results and comparable-store sales;  our ability to raise adequate capital to support our expansion strategy; our success in pursuing and completing strategic acquisitions; the effectiveness and efficiency of our advertising expenditures; our success in keeping warranty claims and comfort exchange return rates within acceptable levels; our ability to deliver our products in a timely manner; our status as a holding company with no business operations; our ability to anticipate consumer trends; risks related to our controlling stockholder, J.W. Childs Associates, L.P.; heightened competition; changes in applicable regulations; risks related to our franchises, including our lack of control over their operation and our liabilities if they default on note or lease obligations; risks related to our stock and other factors set forth under “Risk Factors” in the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (“SEC”) on November 18, 2011 and our other SEC filings.  Forward-looking statements relate to future events or our future financial performance and reflect management’s expectations or beliefs concerning future events as of the date of this press release.  Actual results of operations may differ materially from those set forth in any forward-looking statements, and the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income before income tax expense, interest income, interest expense, depreciation and amortization (“EBITDA”), without giving effect to non-cash goodwill and intangible asset impairment charges, gains or losses on store closings and impairment of store assets, gains or losses related to the early extinguishment of debt, financial sponsor fees and expenses, non-cash charges related to stock based awards and other items that are excluded by management in reviewing the results of operations. We have presented Adjusted EBITDA because we believe that the exclusion of these items is appropriate to provide additional information to investors about our ongoing operating performance excluding certain non-cash and other items and to provide additional information with respect to our ability to comply with various covenants in documents governing our indebtedness and as a means to evaluate our period-to-period results. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. We have provided this information to analysts, investors and other third parties to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of our ongoing operations. Management also uses Adjusted EBITDA to determine executive incentive compensation payment levels. In addition, our compliance with certain covenants under the credit agreement between our indirect wholly owned subsidiary, Mattress Holding Corp., certain lenders, and UBS Securities LLC, as sole arranger and bookrunner and a lender, are calculated based on similar measures, which differ from Adjusted EBITDA primarily by the inclusion of pro forma results for acquired businesses in those similar measures. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has significant limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The following table contains a reconciliation of our net income determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	13 Weeks Ended		Fiscal Year
	February 1,	January 31,
	2011	2012	2010	2011
Net income (loss)	$(1,633)	$17,372	$349	$34,351
Income tax expense (benefit)	(1,046)	(9,684)	846	(8,815)
Interest income	(5)	(5)	(6)	(9)
Interest expense	8,211	3,831	31,063	29,310
Depreciation and amortization	4,009	4,499	15,448	17,450
Intangible assets and other amortization	458	464	1,327	1,718
EBITDA	9,994	16,477	49,027	74,005
Goodwill impairment charge	536	—	536	—
Loss on store closings and impairment of store assets	1,972	435	2,486	759
Loss from debt extinguishment	—	3,832	—	5,704
Financial sponsor fees and expenses	94	350	407	644
Stock-based compensation	27	465	(515)	523
Vendor new store funds (a)	817	2,396	1,540	3,169
Acquisition related expenses (b)	449	708	453	886
Other (various) (c)	2,447	871	3,161	1,797
Adjusted EBITDA	$16,336	$25,534	$57,095	$87,487

(a)                                  Adjustment to recognize vendor funds received upon the opening of a new store in the period opened, rather than over 36-months as presented in our financial statements, which is consistent with how management has historically reviewed its results of operations.

(b)                                 Noncash effect included in net income related to purchase accounting adjustments made to inventories resulting from acquisitions and other acquisition related cash costs included in net income, such as direct acquisition costs and costs related to training and integration of acquired businesses.

(c)                                  Consists of various items that management excludes in reviewing the results of operations.

MATTRESS FIRM HOLDING CORP.

Consolidated Balance Sheets

(In thousands, except share amounts)

	February 1,	January 31,
	2011	2012
Assets
Current assets:
Cash and cash equivalents	$4,445	$47,946
Accounts receivable, net	12,033	18,607
Inventories	26,726	40,961
Deferred income taxes	82	12,574
Prepaid expenses and other current assets	10,746	12,054
Total current assets	54,032	132,142
Property and equipment, net	77,601	95,674
Intangible assets, net	84,913	84,795
Goodwill	287,379	291,141
Debt issue costs and other, net	9,708	9,729
Total assets	$513,633	$613,481
Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$6,255	$2,414
Accounts payable	29,237	42,396
Accrued liabilities	21,865	31,780
Customer deposits	4,371	6,294
Total current liabilities	61,728	82,884
Long-term debt, net of current maturities	233,784	225,940
Long-term debt due to related parties	158,664	—
Deferred income taxes	29,960	31,045
Other noncurrent liabilities	45,179	49,353
Total liabilities	529,315	389,222
Stockholders’ equity:
Common stock, $0.01 par value; 120,000,000 shares authorized; 22,399,952 and 33,768,828 shares issued and outstanding at February 1, 2011 and January 31, 2012, respectively	224	338
Additional paid-in capital	156,241	361,717
Accumulated deficit	(172,147)	(137,796)
Total Stockholders’ (deficit) equity	(15,682)	224,259
Total liabilities and Stockholders’ equity	$513,633	$613,481

MATTRESS FIRM HOLDING CORP.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	13 Weeks Ended		Fiscal Year
	February 1,	January 31,
	2011	2012	2010	2011
Net sales	$127,494	$188,558	$494,115	$703,910
Cost of sales	80,439	112,685	313,962	428,018
Gross profit from retail operations	47,055	75,873	180,153	275,892
Franchise fees and royalty income	943	1,296	3,195	4,697
	47,998	77,169	183,348	280,589
Operating expenses:
Sales and marketing expenses	30,483	45,471	113,963	167,605
General and administrative expenses	9,480	15,918	34,111	51,684
Goodwill impairment charge	536	—	536	—
Loss on store closings and impairment of store assets	1,972	435	2,486	759
Total operating expenses	42,471	61,824	151,096	220,048
Income from operations	5,527	15,345	32,252	60,541
Other expense (income):
Interest income	(5)	(5)	(6)	(9)
Interest expense	8,211	3,831	31,063	29,310
Loss from debt extinguishment	—	3,832	—	5,704
	8,206	7,658	31,057	35,005
Income (loss) before income taxes	(2,679)	7,687	1,195	25,536
Income tax expense (benefit)	(1,046)	(9,685)	846	(8,815)
Net income (loss)	$(1,633)	$17,372	$349	$34,351

Basic and diluted net income (loss) per common share	$(0.07)	$0.56	$0.02	$1.40
Basic and diluted weighted average shares outstanding	22,399,952	31,145,241	22,399,952	24,586,274

MATTRESS FIRM HOLDING CORP.

Consolidated Statements of Cash Flows

(In thousands)

	Fiscal Year
	2010	2011
Cash flows from operating activities:
Net income	$349	$34,351
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	15,448	17,450
Interest expense accrued and paid-in-kind	23,201	20,575
Loan fee and other amortization	2,221	2,530
Loss from debt extinguishment	—	5,704
Deferred income tax benefit	(118)	(11,271)
Stock-based compensation	(515)	523
Goodwill impairment charge	536	—
Loss on store closings and impairment of store assets	1,034	324
Effects of changes in operating assets and liabilities, excluding business acquisitions:
Accounts receivable	(6,028)	(6,574)
Inventories	(2,056)	(10,555)
Prepaid expenses and other current assets	(2,178)	(1,306)
Other assets	(2,773)	(2,914)
Accounts payable	6,265	13,159
Accrued liabilities	1,454	9,333
Customer deposits	1,068	1,518
Other noncurrent liabilities	4,521	8,828
Net cash provided by operating activities	42,429	81,675
Cash flows from investing activities:
Purchases of property and equipment	(27,330)	(34,356)
Business acquisitions, net of cash acquired	(10,762)	(7,958)
Net cash used in investing activities	(38,092)	(42,314)
Cash flows from financing activities:
Proceeds from issuance of debt	2,985	40,198
Principal payments of debt	(3,271)	(145,231)
Proceeds from issuance of common stock, net of costs	—	110,446
Debt issuance costs	—	(1,273)
Net cash (used in) provided by financing activities	(286)	4,140
Net increase in cash and cash equivalents	4,051	43,501
Cash and cash equivalents, beginning of period	394	4,445
Cash and cash equivalents, end of period	$4,445	$47,946

Unaudited Pro Forma Consolidated Statement of Operations

The pro forma consolidated statements of operations for the fifty-two weeks ended January 31, 2012, are unaudited and have been derived from our historical consolidated financial statements, as adjusted to give effect to the initial public offering that was completed on November 23, 2011, including the application of the net proceeds therefrom and the conversion of all of the 12% convertible notes due July 18, 2016 (“Convertible Notes”) and the conversion of certain amounts of the 12% payment-in-kind investor notes maturing at various times from October 24, 2012 through March 19, 2015 (“PIK Notes”) for which such conversion was elected, into shares of our common stock in connection with the completion of the offering, as if all such transactions had occurred on February 2, 2011.

The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable and are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma consolidated financial statements. The unaudited pro forma consolidated statement of operations should be read in conjunction with the historical financial results included elsewhere in this press release.

The unaudited pro forma statement of operations are for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the transactions been consummated for the period indicated. Also, the unaudited pro forma consolidated statement of operations should not be viewed as indicative of statement of operations data as of any future dates or for any future period.

MATTRESS FIRM HOLDING CORP.

Pro Forma Consolidated Statement of Operations

52 Weeks Ended January 31, 2012

(In thousands, except share and per share amounts)

		Pro Forma
	Historical	Adjustments		Pro Forma
Net sales	$703,910	$—		$703,910
Cost of sales	428,018	—		428,018
Gross profit from retail operations	275,892	—		275,892
Franchise fees and royalty income	4,697	—		4,697
	280,589	—		280,589
Operating expenses:
Sales and marketing expenses	167,605	—		167,605
General and administrative expenses	51,684	(644	)(a)	51,040
Loss on store closings and impairment of store assets	759	—		759
Total operating expenses	220,048	(644)		219,404
Income from operations	60,541	644		61,185
Other expense (income):
Interest income	(9)	—		(9)
Interest expense	29,310	(21,131	)(b)	8,179
Loss from debt extinguishment	5,704	(5,688	)(c)	16
	35,005	(26,819)		8,186
Income before income taxes	25,536	27,463		52,999
Income tax expense (benefit)	(8,815)	10,189	(d)	1,374
Net income	$34,351	$17,274		$51,625

Pro forma basic and diluted net income per common share (e)	$1.40			$1.53
Pro forma basic and diluted weighted average shares outstanding (e)	24,586,274			33,768,828

(a)          Represents the reduction of management fees included in general and administrative expenses related to termination of the management agreement.

(b)         Represents the reduction of interest expense in the amount of $20.5 million related to the reduction in the principal amount of debt, and the reduction in the amortization of debt issue costs and debt discount in the amounts of $0.2 million and $0.4 million, respectively, related to (1) the prepayment of the loan facility between Mattress Intermediate Holdings, Inc., Mattress Holding Corp.’s direct subsidiary, and a group of lenders maturing in January 2015 (the “2009 Loan Facility”) on July 19, 2011, (2) the use of proceeds from the Company’s initial public offering to repay the remaining outstanding balance of the 2009 Loan Facility and the amount of PIK Notes for which a cash prepayment was elected, and (3) the conversion of Convertible Notes and the conversion of the PIK Notes for which a cash prepayment was not elected into shares of the Company’s common stock in connection with the Company’s initial public offering.

(c)      Represents the reduction of loss from extinguishment of debt in connection with the completion of the initial public offering, including prepayments of the 2009 Loan Facility, the PIK Notes and the Convertible Notes.

(d)         Represents the income tax effects of the pro forma adjustments at an effective income tax rate of 37.1%. The effective tax rate is the combination of the federal rate of 35% and the aggregate state rate, net of federal income tax benefit, of 2.1%.  Both historical and pro forma results include a deferred income tax benefit of $20.1 million related to the release of the valuation allowance on deferred tax assets during fiscal year 2011.

(e)          The historical results give effect to a 227,058-for-one stock split effected on November 3, 2011 resulting in 22,399,952 shares of common stock outstanding, as if the stock split had been effected as of the beginning of the period, and the weighted number of shares outstanding at January 31, 2012 from the issuance of (1) 6,388,888 shares of the Company’s common stock in connection with the initial public offering, (2) 2,205,953 additional shares upon the conversion of the Convertible Notes in connection with the offering and (3) 2,774,035 additional shares upon the conversion of the PIK Notes in connection with the offering, in each case at a price or conversion rate equal to the initial public offering price of $19.00 per share. The following table provides the pro forma number of weighted average shares outstanding, which gives effect to issuance of share described in this note as if they had been issued at the beginning of the period:

Basic and Diluted
Weighted Average
Shares Outstanding
Shares outstanding at beginning of year (giving effect to stock split)	22,399,952
Issuance for (1)	6,388,888
Issuance for (2)	2,205,953
Issuance for (3)	2,774,035
Pro forma	33,768,828

About Mattress Firm

Houston-based Mattress Firm is one of the nation’s leading specialty bedding retailers, offering a broad selection of both traditional and specialty mattresses from leading manufacturers, including Sealy, Serta, Simmons, Stearns & Foster and Tempur-Pedic.

Investor Relations Contact: Brad Cohen, ir@mattressfirm.com, 713.343.3652

Media Contact: Sari Martin, mattressfirm@icrinc.com, 203.682.8345

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